As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RAIL VISION LTD.

(Exact name of registrant as specified in its charter)

State of Israel	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Ha’Tidhar St, Ra’anana, 4366517 Israel

(Address of Principal Executive Offices)

Rail Vision Ltd. Amended Share Option Plan

(Full title of the plan)

Puglisi & Associates

850 Library Ave., Suite 204, Newark, DE 19711

Tel: (302) 738-6680

(Name, Address and Telephone Number of Agent for Service)

COPIES TO:

Gary Emmanuel, Esq. David Huberman, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, NY 10017-3852 Tel: (212) 547 5438	Ron Soulema, Adv. Gal Rahav, Adv. Shibolet Law Firm 4 Berkowitz St. Tel-Aviv 6423806, Israel Tel: +972-7778333

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Registration Statement on Form S-8 is omitted from this Registration Statement on Form S-8 (this “Registration Statement”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

1

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Rail Vision Ltd., an Israeli company (the “Registrant”), with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a) The Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on May 16, 2021;

(b) The Registrant’s Reports on Form 6-K filed with the Commission on May 19, 2022, June 1, 2022, and June 6, 2022 (File No. 001-41334); and

(c) The description of the Registrant’s ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”), which is contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 25, 2022 (File No. 001-41334), as amended by Exhibit 2.1 to the Registrant’s Annual Report on Form 20-F for the year ended December 31, 2021, and including any further amendment or report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all reports on Form 6-K subsequently filed by the Registrant which state that they are incorporated by reference herein, prior to the filing of a post- effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents and reports.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

The Companies Law provides that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (1) no indictment (as defined in the Companies Law) was filed against such office holder as a result of such investigation or proceeding; and (2) no financial liability as a substitute for the criminal proceeding (as defined in the Companies Law) was imposed upon him or her as a result of such investigation or proceeding, or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including attorneys’ fees, expended by the office holder or imposed on him or her by a court: (1) in proceedings that the company institutes, or that another person institutes on the company’s behalf, against him or her; (2) in a criminal proceedings of which he or she was acquitted; or (3) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees. An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Insurance

Under the Companies Law, a company may obtain insurance for any of its office holders against the following liabilities incurred due to acts he or she performed as an office holder, if and to the extent provided for in the company’s articles of association:

●	Breach of his or her duty of care to the company or to another person, to the extent such a breach arises out of the negligent conduct of the office holder;

●	A breach of his or her duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable cause to assume that his or her act would not prejudice the company’s interests; and

●	A financial liability imposed upon him or her in favor of another person.

On March 21, 2022, our board of directors approved our entering into a Directors and Officers Insurance Policy for a period of 12 months from the completion of our IPO with a $5 million coverage, and an annual premium of $400,000.

On March 28, 2022, our board of directors approved the purchase of a run-off insurance policy for directors and officers, which covers past events. The insurance amount is NIS 18 million (approximately $5.6 million) in aggregate plus reasonable legal defense costs, with Company retention for claims in North America of NIS 90,000 (approximately $28,125) and Company retention for other claims of NIS 18,000 (approximately $5,600). The policy is for seven years as of April 4, 2022, and costs NIS 49,140 (approximately $15,260). The purchase of the run-off director and officer insurance policy was ratified and approved by the Company’s shareholders at a meeting held on June 6, 2022.

Exculpation

Under the Companies Law, an Israeli company may not exculpate an office holder from liability for a breach of his or her duty of loyalty, but may exculpate in advance an office holder from his or her liability to the company, in whole or in part, for damages caused to the company as a result of a breach of his or her duty of care (other than in relation to distributions), but only if a provision authorizing such exculpation is included in its articles of association.

Limitations

The Companies Law provides that we may not exculpate or indemnify an office holder nor enter into an insurance contract that would provide coverage for any liability incurred as a result of any of the following: (1) a breach by the office holder of his or her duty of loyalty unless (in the case of indemnity or insurance only, but not exculpation) the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice us; (2) a breach by the office holder of his or her duty of care if the breach was carried out intentionally or recklessly (as opposed to merely negligently); (3) any act or omission committed with the intent to derive an illegal personal benefit; or (4) any fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

The Registrant’s amended and restated articles of association permit it to exculpate (subject to the aforesaid limitation), indemnify and insure its office holders to the fullest extent permitted or to be permitted by the Companies Law.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

5.1*	Opinion of Shibolet & Co., Israeli counsel to Rail Vision Ltd.

23.1*	Consent of Brightman Almagor Zohar & Co., independent registered public accounting firm, and a firm in the Deloitte Global Network.

23.2*	Consent of Shibolet & Co, Israeli counsel to Rail Vision Ltd. (included in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1*	Power of Attorney (included on signature page).

99.1*	Rail Vision Ltd. Amended Share Option Plan.

107*	Filing Fee Table.

*	Filed herewith.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, State of Israel, on July 1, 2022.

RAIL VISION LTD.

By:	/s/ Shahar Hania
	Name:	Shahar Hania
	Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Rail Vision, Ltd., hereby severally constitute and appoint Shahar Hania and Ofer Naveh, and each of them individually, our true and lawful attorney to sign for us and in our names in the capacities indicated below any and all amendments or supplements, including any post-effective amendments, to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this Registration Statement signed by our said attorney and all else that said attorney may lawfully do and cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Shahar Hania	Chief Executive Officer and Director	July 1, 2022
Shahar Hania	(principal executive officer)

/s/ Ofer Naveh	Chief Financial Officer	July 1, 2022
Ofer Naveh	(principal financial officer and principal accounting officer)

/s/ Sam Donnerstein	Chairman of the Board	July 1, 2022
Sam Donnerstein

/s/ Oz Adler	Director	July 1, 2022
Oz Adler

/s/ Yossi Daskal	Director	July 1, 2022
Yossi Daskal

/s/ Maximilian Eichhorn	Director	July 1, 2022
Maximilian Eichhorn

/s/ Inbal Kreiss	Director	July 1, 2022
Inbal Kreiss

/s/ Sebastian Riedel	Director	July 1, 2022
Sebastian Riedel

/s/ Eli Yoresh	Director	July 1, 2022
Eli Yoresh

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, Puglisi & Associates, the duly authorized representative in the United States of Rail Vision Ltd., has signed this Registration Statement on Form S-8 on July 1, 2022.

/s/ Puglisi & Associates
Puglisi & Associates